SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 9, 2011

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

35 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2011, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of SIGA Technologies, Inc., a Delaware corporation (the “Company”), the Board appointed William C. Bevins and Frances F. Townsend as directors of the Company, effective immediately. Mr. Bevins and Ms. Townsend will serve a term through the date of the next annual meeting of the Company's stockholders.

Mr. Bevins and Ms. Townsend will receive compensation consistent with that awarded to other Board members for their duties performed in serving on the Board, as previously disclosed in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on April 12, 2010.  As such, on the date of their appointment, Mr. Bevins and Ms. Townsend were granted fully vested stock options to purchase 25,000 shares of the Company's common stock at an exercise price of $15.29 per share, the closing market price of the Company's common stock on March 9, 2011.  Mr. Bevins and Ms. Townsend will also receive meeting fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended and an annual award of fully vested stock options to purchase 10,000 shares of the Company's common stock with an exercise price equal to the fair market value of the underlying shares of the Company's common stock on the date of grant.

As of the date hereof, Mr. Bevins and Ms. Townsend have not been appointed to serve on any Committees of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By: /s/ Daniel J. Luckshire
Name: Daniel J. Luckshire
Title:   Chief Financial Officer

Date:   March 11, 2011